IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                                 :        Chapter 11
                                       :
TELETRAC, INC.,                        :        Case No. 99- 2250(MFW)
                                       :
                           Debtor.     :


                ORDER CONFIRMING DEBTOR'S SECOND AMENDED PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
             ------------------------------------------------------

     Teletrac, Inc. (the "Debtor"), debtor and debtor-in-possession, having filed its Plan of Reorganization Under Chapter 11 of the Bankruptcy Code on June 28, 1999, as amended by the First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code filed July 30, 1999, and the Second Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code filed August 5, 1999 (as so amended, the "Plan"), in accordance with Section 1121 of Title 11 of the United States Code (the "Bankruptcy Code") (all capitalized terms not otherwise defined in this Order shall have the meanings assigned to them in the Plan); and the Debtor having filed its Second Amended Disclosure Statement Pursuant to
Section 1125 of the Bankruptcy Code on August 5, 1999 (the "Disclosure Statement") pursuant to Section 1125 of the Bankruptcy Code; and this Court having approved the adequacy of the information contained in the Disclosure Statement by Order dated August 5, 1999 (the "Disclosure Statement Order"); and the Disclosure Statement Order, the Disclosure Statement (with a copy of the Plan annexed thereto), a ballot and related materials having been transmitted to all creditors and other parties, as required by the Disclosure Statement Order, and the solicitation of acceptances from holders of Claims in this Chapter 11 case having been made in the manner required by the Disclosure Statement Order;

and no objections to confirmation of the Plan having been filed or, if filed, withdrawn, settled or otherwise resolved as set forth herein, or overruled, and a hearing (the "Confirmation hearing") to consider confirmation of the Plan and other matters relating to confirmation having been held before this Court on September 15, 1999 upon such notice as required by the Disclosure Statement Order; and affidavits of service having been filed; and upon certification of Kathleen M. Logan regarding the tabulation of the ballots in favor of and in opposition to the Plan; and upon the entire record of this Chapter 11 case and the record of the aforementioned hearings; and upon all proceedings heretofore had herein; and after due deliberation and sufficient cause appearing therefor, this court hereby FINDS that:

     A. FINDINGS AND CONCLUSIONS. Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when necessary and appropriate.

     B. PLAN COMPLIANCE WITH CODE (SECTION 1129(A)(1) OF THE BANKRUPTCY CODE). The plan complies with the applicable provisions of Chapter 11 of the Bankruptcy Code.

     C. PROPER CLASSIFICATION (SECTION 1123(A)(A) OF THE BANKRUPTCY CODE). A reasonable basis exists for the classification of Claims and Equity Interests in the Plan. Claims and Equity Interests within each particular Class are substantially similar. The classification of Claims and Equity Interests in the Plan is reasonable and necessary to implement the Plan. Therefore, the classification of claims and interests under the Plan is consistent with Section 1122 of the Bankruptcy Code.

     D. SPECIFIED TREATMENT OF UNIMPAIRED CLASSES (SECTION 1123(A)(2) OF THE BANKRUPTCY CODE). The Plan specifies that Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims) and Class 5 (Category B Convenience Claims) are not impaired under the Plan.

     E. SPECIFIED TREATMENT OF IMPAIRED CLASSES (SECTION 1123(A)(3) OF THE BANKRUPTCY CODE). The Plan (i) specifies that Class 3 (Old Note Unsecured Claims and Miscellaneous Unsecured Claims), Class 4 (Category "A" Convenience Class Claims), Class 6 (Indemnity Claims) and Class 7 (Equity Interests) are impaired under the Plan and (ii) specifies the treatment of claims and interests in such classes.

     F. NO DISCRIMINATION (SECTION 1123(A)(4) OF THE BANKRUPTCY CODE). The Plan provides the same treatment for each claim or interest of each particular class.

     G. IMPLEMENTATION OF THE PLAN (SECTION 1123(A)(6) OF THE BANKRUPTCY CODE). The Plan provides adequate means for the Plan's implementation.

     H. NON-VOTING EQUITY SECURITIES (SECTION 1123(A)(6) OF THE BANKRUPTCY
CODE). The provisions of Section 1123(a)(6) of the Bankruptcy Code are inapplicable.

     I. SELECTION OF OFFICERS AND DIRECTORS (SECTION 1123(A)(7) OF THE BANKRUPTCY CODE). The Plan satisfies the requirements of Section 1123(a)(7) of the Bankruptcy Code.

     J. DEBTOR'S COMPLIANCE WITH THE BANKRUPTCY CODE (SECTION 1129(A)(2) OF THE BANKRUPTCY CODE. The Debtor, as proponent of the Plan, has complied with all applicable provisions of the Bankruptcy Code.

     K. PLAN PROPOSED IN GOOD FAITH (SECTION 1129(A)(3) OF THE BANKRUPTCY CODE). The Plan has been proposed in good faith and not by any means forbidden by law.

     L. PAYMENTS OF COSTS AND EXPENSES (SECTION 1129(A)(4) OF THE BANKRUPTCY
CODE). Any payment made or promised by the Debtor for services or for costs and expenses in or in connection with this Chapter 11 case, or in connection with the Plan and incident to this Chapter 11 case, has been approved by, or is subject to the approval of, this Court as being reasonable.

     M. DIRECTORS AND OFFICERS (SECTION 1129(A)(5) OF THE BANKRUPTCY CODE). The Plan satisfies the requirements of Section 1129(a)(5) of the Bankruptcy Code.

     N. NO RATE CHANGE (SECTION 1129(A)(6) OF THE BANKRUPTCY CODE). The provisions of Section 1129(a)(6) of the Bankruptcy Code are inapplicable.

     O. BEST INTERESTS OF CREDITORS (SECTION 1129(A)(7) OF THE BANKRUPTCY CODE) With respect to each impaired class of Claims or Interests, each holder of a Claim or Interest of such class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.

     P. PLAN ACCEPTANCE (SECTION 1129(A)(8) OF THE BANKRUPTCY CODE). With respect to each impaired class of claims specified in the Plan, ballots accepting the Plan have been timely received from creditors that hold at least two-thirds in dollar amount and more than one-half in number of the allowed Claims of such class held by creditors that have accepted or rejected the Plan.

     Q. PLAN TREATMENT OF ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS (SECTION 1129(A)(9) OF THE BANKRUPTCY CODE). The treatment under the Plan of Claims of the types specified in Sections 507(a)(1) through 507(a)(7) of the Bankruptcy Code complies with the provisions of Section 1129(a)(9) of the Bankruptcy Code, except to the extent that the holder of a particular Claim has agreed to a different treatment. Notwithstanding the foregoing, Allowed Administrative Expenses, representing post-Filing Date liabilities incurred in the ordinary course of business of the Debtor, shall be paid in full in accordance with the terms and conditions of the particular transactions giving rise to such liabilities and any agreements relating thereto.

     R. AT LEAST ONE IMPAIRED CLASS ACCEPTED PLAN (SECTION 1129(A)(10) OF THE BANKRUPTCY CODE). Classes 3 and 4 (without including any acceptance of the Plan by any insider, as defined in the Bankruptcy Code) have accepted the Plan; therefore, at least one impaired class of Claims or Interests has accepted the Plan, which acceptance has been determined without including any acceptance of the Plan by any insider, as defined in the Bankruptcy Code.

     S. FEASIBILITY (SECTION 1129(A)(11) OF THE BANKRUPTCY CODE). The confirmation of the Plan is not likely to be followed by the liquidation of Reorganized Teletrac or the need for further financial reorganization of Reorganized Teletrac. The requirements of Section 1129(a)(11) of the Bankruptcy Code are therefore satisfied.

     T. CERTAIN FEES (SECTION 1129(A)(12) OF THE BANKRUPTCY CODE). All fees payable under 28 U.S.C. ss. 1930 have been paid or will be paid on or before the Effective Date.

     U. RETIREE BENEFITS (SECTION 1129(A)(13) OF THE BANKRUPTCY CODE). Section 1129(a)(13) of the Bankruptcy Code is inapplicable.

     V. PLAN IS FAIR AND EQUITABLE AND DOES NOT UNFAIRLY DISCRIMINATE (SECTION 1129(B) OF THE BANKRUPTCY CODE). Each class of Claims entitled on the Plan has vote in favor of the Plan other than Class 6 (Indemnity Claims), which has no Class members. Although Class 7 (Equity Interests) was not eligible to vote on the Plan under Section 1126(g) and is therefore deemed not to have accepted the Plan, the holders of any interest in the Debtor junior to that of the holders of Class 7 Interests will not receive or retain under the Plan on account of such interest any property. Accordingly, Section 1129(b) of the Bankruptcy Code is either inapplicable (with respect to Class 6) or satisfied (with respect to Class 7).

     W. NO OTHER PLAN (SECTION 1129(C) OF THE BANKRUPTCY CODE). The Plan is the only plan of reorganization pending before this Court, or any other court, with respect to the Debtor.

     X. NO AVOIDANCE OF TAXES OR APPLICATION OF SECURITIES LAWS (SECTION 1129(D) OF THE BANKRUPTCY CODE). The primary purpose of the Plan is not the avoidance of taxes or the avoidance of the requirements of section 5 of the Securities Act of 1933.

     Y. ELIMINATION OF CLASS 6 FOR VOTING PURPOSES. There are no holders of claims classified as Class 6 Claims. Accordingly, Class 6 Claims will be eliminated for voting purposes.

     Finding that the Plan is confirmable for all of the foregoing reasons, this Court hereby ORDERS, ADJUDGES AND DECREES that:

          1. CONFIRMATION. The Plan is hereby confirmed.

          2. IMPLEMENTATION OF PLAN AND ORDER. The Debtor and all other parties are hereby authorized to take all steps and perform all acts as may be necessary to implement and effectuate the Plan, all other related instruments and documents and this Order, and to satisfy all other conditions precedent to the implementation and Effective Date of the Plan. Prior to the Effective Date, the Debtor may make technical, conforming, and other changes to the Plan, exhibits and other relevant documents to the extent such changes are consistent with the Plan. Except as otherwise required by the Plan, no further action by the Debtor shall be required to authorize the consummation of the Plan, or any other action contemplated to be taken by the Debtor pursuant to the Plan or this Order.

          3. BINDING NATURE OF PLAN AND ORDER. The provisions of the Plan and this Order shall be binding upon the Debtor, and any holder of a Claim or Interest, and any other party in interest in this Chapter 11 case, and their respective successors and assigns, whether or not the Claim or Interest or obligation of any party in interest is impaired under the Plan, whether or not such creditor, equity security holder or party in interest has accepted the Plan and whether or not such creditor, equity security holder or other party in interest has filed a proof of claim.

          4. DISCHARGE AND INJUNCTION. Unless this Court orders otherwise, as of the Effective Date, the rights afforded in Plan and the treatment of all Claims and Interests therein shall be in complete satisfaction, discharge and release of all Claims against, and all Interests in, the Debtor or any of its assets or properties of any nature whatsoever. Except as otherwise specifically provided herein, and unless this Court orders otherwise, on the Effective Date all Claims and Interests shall forever be satisfied, discharged and released in full, and all holders of Claims and Interests shall be forever precluded and enjoined from asserting against the Debtor or Reorganized Teletrac, and the assets and properties of the Debtor or Reorganized Teletrac any other or further liabilities, liens, obligations or Claims based upon any act or omission, transaction or other activity or security agreement or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date in connection with the Debtor or its properties, except as otherwise expressly preserved or left unaltered pursuant to the Plan.

          5. VESTING OF PROPERTY. Upon the Effective Date, title to all assets then owned by the Debtor shall pass to Reorganized Teletrac free and clear of all liens, Claims and Interests in accordance with Section 1141 of the Bankruptcy Code.

          6. OBJECTIONS TO CLAIMS. Unless otherwise ordered by this Court after notice and a hearing, the Debtor shall, after the Effective Date, have the exclusive right (except as to applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the Bankruptcy Code) to make, prosecute and settle objections to Claims and Interests. The Debtor may compromise and settle any objection to any Claim or Interest.

          7. EXECUTORY CONTRACTS AND UNEXPIRED LEASES. All Executory Contracts or unexpired leases that exist between the Debtor and any Person shall be assumed as of the Effective Date except for any Executory Contract or unexpired lease (i) which has been rejected pursuant to an Order of this Court entered prior to the date hereof; (ii) as to which a motion for approval of the rejection of such contract or lease has been filed prior to the date hereof; or
(iii) which is set forth on Schedule 9.1 to the Plan, as such Schedule may have been amended in accordance with the Plan.

          8. BAR TO REJECTION DAMAGES. Claims arising out of the rejection of an Executory Contract or unexpired lease pursuant to a motion for approval of the rejection of such contract or lease which is pending as of the date hereof must be filed with this Court no later than twenty (20) days after of entry of an Order approving the rejection of such contract or lease. Claims arising out of the rejection of an Executory Contract or unexpired lease set forth on Schedule
9.1 to the Plan, as such Schedule may have been amended in accordance with the Plan, must be filed with this Court no later than twenty (20) days after notice of entry of this Confirmation Order. Any Claims not filed within the foregoing time periods will be forever barred from assertion against the Debtor, its estate and its property.

          9. PROFESSIONALS' FEES. Professionals' fees and expenses incurred after the Effective Date shall be paid by the Debtor, in the ordinary course of business and without further approval by this Court. This Court, however, shall retain jurisdiction to hear and settle disputes arising in connection with the assertion of claims for such professionals' fees and expenses.

          10. APPROVALS AND CONSENTS. The Debtor is authorized hereby to take such actions as may be necessary and appropriate to implement and effectuate the consummation of the Plan and this Order.

          11. RETENTION OF JURISDICTION. Notwithstanding Confirmation of the Plan or the Effective Date having occurred, this Court shall retain and have exclusive jurisdiction over both the Debtor and the Debtor's estate for the following purposes:

               (i) to hear and determine any and all objections to the allowance and amount of Claims and Interests;

               (ii) to hear and determine any and all disputes arising under or relating to interpretation, implementation and enforcement of the Plan;

               (iii) to hear and determine any and all applications for allowance of compensation and reimbursement of expenses of professionals or of others under Sections 330, 331 and 503(b) of the Bankruptcy Code;

               (iv) to hear and determine any and all pending applications for assumption, assignment or rejection of Executory Contracts and unexpired leases and the allowance of any Claims resulting from the rejection thereof or from the rejection of Executory Contracts or unexpired leases under the Plan;

               (v) to hear and determine any and all applications, adversary proceedings and contested and litigated matters including but not limited to avoiding actions;

               (vi) to enforce and administer the provisions of the Plan, including but not limited to the exhibits thereto and the annexes to such exhibits;

               (vii) to modify any provisions of the Plan to the full extent permitted by the Bankruptcy Code;

               (viii) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan, the exhibits to the Plan and annexes thereto or this Order, as may be necessary to carry out the purposes and intent of the Plan;

               (ix) to determine such other matters as may be provided for in this Order or may from time to time be authorized under the provisions of the Bankruptcy code or any other applicable law;

               (x) to determine the scope of and enforce all orders, judgments, injunctions and rulings entered in connection with this case and to determine the scope of and enforce all releases and injunctions under the Plan;

               (xi) to enter such orders in aid of confirmation and to facilitate implementation of the Plan, including without limitation, appropriate orders to protect the Debtor and its successors from creditor action;

               (xii) to recover all assets of the Debtor and property of the estate wherever located and to conduct any hearings on the disposition of assets, to the extent necessary pursuant to the Plan;

               (xiii) to hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

               (xiv) to hear and determine all matters and disputes to the fullest extent permitted by applicable law; and

               (xv) to enter a final decree closing the Case.

          12. EXEMPTION FROM REGISTRATION. To the extent any of the distributions or rights arising under the Plan constitute securities under applicable law, they shall be exempt from registration under applicable securities laws pursuant to Section 1145 of the Bankruptcy Code as securities issued under a Plan.

          13. EXCULPATION. Upon the Effective Date, none of the Debtor, the Reorganized Debtor, the Committee, the Ad Hoc Committee, the Old Notes Indenture Trustee, the Disbursing Agent and the holders of the Equity Interests, nor any of their respective members, partners, officers, directors, employees, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, or arising out of, the conduct of this case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for willful misconduct or gross negligence and, in all respects, the Debtor, the Reorganized Debtor, the Committee, the Ad Hoc Committee, the Old Notes Indenture Trustee, the Disbursing Agent and the holders of the Equity Interests, nor any of their respective members, partners, officers, directors, employees, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

          14. EXEMPTION FROM TRANSFER TAXES. The transfer of any of the Debtor's assets pursuant to the Plan, including the transfer of any assets approved by the Court following the date hereof, and the making, delivery or recordation of any deed, termination or modification of any case or other instrument of transfer, or assignment, executed in connection with any transaction contemplated in connection with the Plan shall not be subject to taxation under any state or local law imposing a stamp, transfer or other similar tax in accordance with Section 1146(c) and

Section 105 of the Bankruptcy Code.

          15. FAILURE OF REFERENCE. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect and enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

          16. INCONSISTENCY. To the extent of any inconsistency between the terms of the Plan and this Order, the terms of the Plan shall govern.

          17. NOTICE OF CONFIRMATION ORDER. The Debtor's mailing of notice of entry of this Order, in substantially the form annexed hereto as Exhibit "A", to all parties in interest appearing at the Confirmation Hearing and all parties who have filed notices of appearance pursuant to Bankruptcy Rule 2002 in this case, shall be deemed good and sufficient notice of the entry of this Order.

          18. CLAIMS OF THE UNITED STATES. Notwithstanding anything in the Plan to the contrary, (i) if Reorganized Teletrac elects to pay any Priority Tax Claims of the Internal Revenue Service (the "IRS") over a period not exceeding six (6) years after the date of assessment of such claim pursuant to Section 2.2 of the Plan, then (A) Reorganized Teletrac's payments to the IRS on account of such Priority Tax Claims shall be made quarterly, rather than annually and (B) the IRS' Priority Tax Claims shall be entitled to accrue interest at the Federal Statutory Rate of interest; (ii) nothing in the Plan shall affect the right of the IRS to assert a right to penalties on account of its Tax Claims, if any, provided, however, that all parties shall preserve the right to contest the allowance and priority of any such asserted penalties; and (iii) confirmation of the Plan shall not affect the right of the United States, if any, to assert a set-off against Reorganized Teletrac, or the right of Reorganized Teletrac to assert any objections to any such asserted set-off.

          19. DEBTOR'S SETTLEMENT WITH HOUSTON TAXING AUTHORITIES. The Stipulation Resolving Objection of Taxing Authority to Confirmation of Debtor's Second Amended Plan of Reorganization is hereby approved and made an Order of the Court.

          20. TERMINATION OF COMMITTEE. Upon the Effective Date, the Committee shall be terminated and dissolved; PROVIDED, HOWEVER, that the Committee shall survive the Effective Date solely for purposes of considering and, if appropriate, objecting to any requests for interim and/or final allowance of compensation or reimbursement of fees under Sections 330 and/or 331 of the Bankruptcy Code.

          21. SUBSCRIPTION DEADLINE. Notwithstanding anything in the Plan or this Order to the contrary, the deadlines established by Section 6.3(A)(iii) of the Plan shall be deemed to be extended through and until September 23, 1999, PROVIDED, HOWEVER, that upon agreement of the Debtor and a Creditors' Committee Majority, such deadline may be further extended, without further Order of the Court.

          22. INJUNCTIONS AND AUTOMATIC STAY. All injunctions or stays provided for in this case pursuant to Section 362 of the Bankruptcy Code or otherwise existing as of the date of entry of this Order shall remain in full force and effect until the Effective Date.

          23. DISTRIBUTIONS. All distributions of Cash, New Common Stock and New Warrants required to be made by the Debtor pursuant to the Plan shall be made within the time provided by the Plan and shall be deemed timely and proper if mailed by first-class U.S. mail on or before the distribution dates set forth in the Plan to the last know address of the persons entitled thereto. The record date for distributions under the Plan shall be the date of the entry of this Order.

          24. GOOD FAITH. Based on the record before the Court in this case, the Debtor, each of the members of the Ad Hoc Committee and the Creditors' Committee, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals have acted in "good faith" within the meaning of Section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure in connection with all of their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in Section 1125(e) of the Bankruptcy Code. Without limitation, to the extent any such entity or person participated in the offer, sale, distribution, issuance and/or purchase of the New Common Stock, such purchase, offer, sale or issuance is deemed to be in "good faith" within the meaning of Section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

          25. FINAL ORDER. In accordance with Federal Rule of Bankruptcy Procedure 7062, this Order is a final order and immediately enforceable upon entry. To the extent necessary under Bankruptcy Rule 5003, 9014, 9021 and 9022, the Court expressly finds that there is no just reason for delay in the implementation of this Order and expressly directs entry of this Order.

Dated:   Wilmington, DE
         September 15, 1999                  BY THE COURT:



                                             By: _______________________________
                                                 Mary F. Walrath
                                                 UNITED STATES BANKRUPTCY JUDGE

                                                                     EXHIBIT "A"
                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


IN RE:                                     :        Chapter 11
                                           :
TELETRAC, INC.,                            :        Case No. 99-2250(MFW)
                                           :
                           Debtor.         :


               NOTICE OF ENTRY OF ORDER CONFIRMING DEBTOR'S SECOND
              AMENDED PLAN UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
              ----------------------------------------------------

     PLEASE TAKE NOTICE that on September ___, 1999, the Honorable Mary F. Walrath, United States Bankruptcy Judge, entered an order (the "Confirmation Order") confirming the above-referenced Debtor's Second Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan").

     PLEASE TAKE NOTICE that copies of the Confirmation Order and the Plan are on file and may be examined with the Clerk of the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 5th Floor, Wilmington, DE 19801, during the Clerk's normal business hours.

DATED:    September ___, 1999

                                        CLERK, UNITED STATES BANKRUPTCY COURT